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December 31, 1999


Dear Angeion Corporation Stockholder:

We are writing one more time to ask that you vote the enclosed proxy and mail it back right away. We are very close to passing two important proposals, but need your help. Let me discuss a couple of points.

First, we have adjourned our Annual Meeting of Stockholders to January 19, 2000 at 3:00 p.m. Minneapolis Time. The Annual Meeting was adjourned to give you additional time to vote on the ELA Medical and Medtronic, Inc. transactions. While more than 95% of shares voted to date are in favor of the ELA and Medtronic transactions, we are still short of the required vote of two-thirds of all outstanding shares. Accordingly, your vote, no matter how many shares you own, is extremely important. Second, your Board unanimously believes that approval of these transactions is necessary to preserve and enhance the value of the stockholders' investment in the Company and strongly recommends a vote in favor. One transaction will return nearly 20% of outstanding shares to the Company. And the other will provide your Company with $9 million in cash. Both can greatly benefit us all.

Please find enclosed a proxy card and postage paid return envelope. I strongly urge you to sign and return the card with your vote as soon as possible. Soliciting your proxy like this can get expensive, and we really want to complete this vote, conclude our meeting and get on with business. We need your help and attention.

If you have any questions, or require any assistance in voting your shares, please call Innisfree M&A Incorporated, the company assisting us in the solicitation of proxies, toll-free, at 1-888-750-5834.

Thank you for your continued support.

Sincerely,


James B. Hickey, Jr.
President and Chief Executive Officer